EXHIBIT 99.C1


              REQUIREMENTS FOR ARTHUR ANDERSEN LLP AUDITING CLIENTS




Pursuant to Rule 437a, this Annual Report does not include consent from Arthur Andersen LLP related to the audited financial statements for the year 2000 included in this report, as the company was unable to obtain such written consent after reasonable efforts.